Exhibit 10.1

EMPLOYMENT AGREEMENT

     This Employment Agreement (this “Agreement”) is dated as of August 7, 2003, between Novavax, Inc., a Delaware corporation having its principal office at 8320 Guilford Road, Columbia, Maryland 21046 (the “Company”), and Nelson M. Sims, an individual with a mailing address of 24 Dockside Lane, PMB 41 and residing at 34 South Harbor Drive, Key Largo FL 33037 (“Executive”).

     The Company and Executive hereby agree as follows:

     1.     Employment. The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions hereinafter set forth. As used throughout this Agreement, “Company” shall mean and include any and all of its present and future subsidiaries and any and all subsidiaries of a subsidiary. Executive warrants and represents that he is free to enter into and perform this Agreement and is not subject to any employment, confidentiality, non-competition or other agreement which prohibits, restricts, or would be breached by either his acceptance or his performance of this Agreement.

     2.     Duties. During the Term (as hereinafter defined), Executive shall devote his full business time to the performance of services as President and Chief Executive Officer of Novavax, Inc., performing such services, assuming such responsibilities and exercising such authority as are set forth in the Bylaws of the Company for such offices and assuming such other duties and responsibilities as prescribed by the Board of Directors. During the Term, Executive’s services shall be completely exclusive to the Company and he shall devote his entire business time, attention and energies to the business of the Company and the duties which the Company shall assign to him from time to time. Executive agrees to perform his services faithfully and to the best of his ability and to carry out the policies and directives of the Company. Notwithstanding the foregoing, it shall not be a violation of this Agreement for the Executive to serve as a director of any company whose products do not compete with those of the Company and to serve as a director, trustee, officer, or consultant to a charitable or non-profit entity; provided that such service does not adversely affect Executive’s ability to perform his obligations hereunder. The Company acknowledges that Executive is at the time of execution of this Agreement, a director of three organizations disclosed to the Company and that he is permitted hereunder to continue such service. The parties agree to cooperate in good faith regarding the scheduling of Company business in order to facilitate Executive’s fulfillment of his non-Company commitments, provided that such scheduling does not materially affect the Company. Executive agrees to take no action which is in bad faith and prejudicial to the interests of the Company during his employment hereunder. Notwithstanding the location where Executive shall be based, as set forth in this Agreement, he also may be required from time to time to perform duties hereunder for reasonably short periods of time outside of said area. Immediately upon the execution of this Agreement, the Company shall request and attempt to persuade the Board of Directors to appoint Executive to the Company’s Board of Directors, to serve until the next annual meeting of shareholders. During the Term, the Company shall include Executive in the management slate of Board nominees presented in the proxy statement in connection with each annual meeting of the Company’s shareholders.

     3.     Term. The term of this Agreement shall be a period beginning on August 11, 2003 and continuing until terminated pursuant to Section 7 hereof (the “Term”). The parties acknowledge that the employment hereunder is employment at will.

     4.     Compensation.

          (a)  Base Compensation. For all Executive’s services and covenants under this Agreement, the Company shall pay Executive an initial annual salary of $400,000, subject to merit-based increase as of January 1, 2005, and the beginning of each fiscal year thereafter based on annual review by the Board of Directors of the Company and payable in accordance with the Company’s payroll policy as constituted from time to time. The Company may withhold from any amounts payable under this Agreement all required federal, state, city or other taxes and all other deductions as may be required pursuant to any law or government regulation or ruling.

          (b)  Bonus Program. The Company agrees to pay the Executive a performance and incentive bonus in respect of Executive’s employment with the Company through December 31, 2004, payable on or before March 31, 2005, in an amount determined by the Board of Directors (or any committee of the Board of Directors authorized to make that determination) to be appropriate based upon Executive’s achievement of certain specified goals, which bonus shall be at least $139,000 and not greater than $347,000. Thereafter, during the Term, in addition to the base compensation payable to Executive, the Executive shall be eligible to receive an annual performance bonus in such amount as the Board of Directors (or any committee of the Board of Directors constituted by the Board of Directors to handle compensation issues) shall, in its reasonable discretion, deem appropriate. Such determination will be based, in part, upon the achievement of certain specified goals, which shall be determined in consultation with the Executive. The annual target performance bonus shall be $250,000 beginning January 1, 2005. Payment of the performance bonus will be made in cash; provided, however, that the parties may agree to payment of some or all of the bonus in restricted stock of the Company.

          (c)  Equity Based Compensation. In connection with his employment, the Board has voted to grant Executive stock options, with a term of 10 years, to purchase 900,000 shares of the Company’s Common Stock, $.01 par value, at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant. These options and any further options granted to Executive shall be subject to the Company’s Incentive Stock Option Agreement (and, to the extent required by the Internal Revenue Code, Non-Statutory Stock Option Agreement) which includes (i) an option vesting schedule as follows: one-third of the shares shall vest on the first anniversary of the grant date, one third of the shares shall vest on the second anniversary of the grant date and one-third of the shares shall vest on the third anniversary of the grant date and (ii) a provision permitting the exercise of options for a period of one year following termination of Executive’s employment and (iii) a minimum term equal to the maximum term permitted under the Company’s then current stock option plan. Executive will also be eligible to receive additional stock options annually, based on job performance, in an amount to be determined by the Board of Directors. The Company shall, during the Term, grant to Executive, on an annual basis, options to purchase such number of shares of Common Stock of the Company as equals not less than 3% of the total number of shares of Common Stock of the Company issued during the most recent fiscal year (but not prior to the commencement of the Term) in (x) private or public offerings of Common Stock or (y) pursuant to conversions of convertible securities (other than employee, consultant or director stock options) to Common Stock but only if such convertible securities were issued after the commencement of the Term. In the event of Executive’s retirement at or after age 60, Executive’s options will (A) remain exercisable for a period of the shorter of five years or the remaining term of the option and (B) vest in full.

     5.     Reimbursable Expenses.

          (a)  Executive shall be entitled to reimbursement for reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with such procedures and policies for executive officers as the Company has heretofore or may hereafter establish. The Company acknowledges that it is necessary in order for the Executive to fulfill his obligations to the Company to be permitted to travel first or business class for long distance travel (defined as flight time of two hours or more) and that reimbursement for such travel expenses is within the Company’s policies. From and after the time Executive relocates his residence pursuant to Section 5(b) below, he will be reimbursed for travel to and from his Florida home office, not to exceed 15 round trips per calendar year.

          (b)  Executive shall relocate his residence to within 30 miles of the Company’s corporate headquarters specified by the Company within four months after the Company has so specified. The Company will reimburse Executive or pay for the expenses of such relocation, for actual, documented moving expenses, not to exceed $20,000. The Company acknowledges that there will be an indeterminate period from the commencement of the Term to the date of such relocation during which the Company agrees to pay Executive’s reasonable, actual living expenses applicable to his performance of services for the Company at a location mutually agreed between the Company and the Executive. Notwithstanding the Executive’s agreement to relocate to a location of the Company’s choosing, the Company acknowledges that Executive may provide the services specified in this Agreement to the Company from his home office in Florida for up to 20 days per year during the Term, provided that such activity does not adversely affect his ability to perform his obligations to the Company.

     6.     Benefits.

          (a)  Executive shall be entitled to six weeks of paid vacation time per year starting from date of hire, calculated and administered in accordance with Company policies for executive officers in effect from time to time; provided that Executive shall not be paid in lieu of vacation time during the period of this employment with the Company. Executive’s paid vacation for 2003 shall include August 21-29, November 19-21 and December 1-5, plus other time as may be necessary at Executive’s discretion, not to exceed five business days.

          (b)  The Company shall, as promptly as practicable after the date of this Agreement, purchase a so called “own profession” long term disability insurance policy, from a company reasonably acceptable to the Company and Executive, for the benefit of Executive providing for at least a two year benefit of at least two thirds of Executive’s base salary (up to a cap if required by the insurer of not less than $250,000), and shall maintain such policy (or a replacement policy complying with these terms) at all times during the Term.

          (c)  The Company shall contribute up to $33,334 per year for each of the first three years of the Term to be used only for the purchase of a whole life insurance policy on Executive’s life, payable to a beneficiary of Executive’s choosing, with a maximum policy benefit of $1,000,000. Executive shall arrange for such policy, that he will own, upon the effectiveness of this Agreement. The Company shall reimburse Executive for one third of the total premium for such policy, to a maximum of $33,334, within one week of receipt by the Company of a copy of a quotation or binder for such insurance and shall reimburse Executive an additional one third of the total premium for such policy, to a maximum of $33,334, on each of the first two anniversary dates of this Agreement. In the event of the termination of Executive’s employment with the Company, prior to the date the reimbursement set forth in this Section 6(c) is made, other than a termination by the Company for Cause or a termination by the Executive without Good Reason, the Company will, upon the effectiveness of such termination, pay to Executive the amount equal to $100,000 less that amount paid to such date pursuant to this Section 6(c).

     7.     Termination of Employment. (a) Notwithstanding any other provision of this Agreement, Executive’s employment may be terminated, without such action constituting a breach of this Agreement:

               (i)  By the Company, for “Cause,” as defined in Section 7(b) below;

               (ii)  By the Company, upon 30 days’ notice to Executive, if he should be prevented by illness, accident or other disability (mental or physical) from discharging his duties hereunder for one or more periods totaling three consecutive months during any twelve-month period;

               (iii)  By the Company in the event of a Change of Control, as defined in Section 8(d) below, upon notice by the Company to the Executive given during the 60 day period referenced in Section 8(c)(iii) below;

               (iv)  By the Executive with “Good Reason”, as defined in Section 7(c) below, within 30 days of the occurrence or commencement of such Good Reason;

               (v)  By the Executive in the event of a Change of Control, as defined in Section 8(d) below, upon notice by the Executive to the Company given during the period between Executive’s receipt of notice or actual knowledge of such Change of Control and the effectiveness of such Change of Control; provided that such termination shall be effective simultaneously with the effectiveness of such Change of Control and the notice of termination shall be deemed withdrawn in the event such Change of Control is not consummated;

               (vi)  By the event of Executive’s death during the Term; and

               (vii)  By the Company or by the Executive in the event that the US Food and Drug Administration (“FDA”) rejects the Company’s application for marketing approval of its Estrasorb® product during the period from the commencement of the Term to the one year anniversary of such commencement, upon notice of such terminating party to the other given within 30 days of the Company’s receipt of formal notification of such rejection from the FDA.

          (b)  “Cause” shall mean (i) Executive’s willful failure or refusal to perform in all material respects the services required of him hereby, (ii) Executive’s willful failure or refusal to carry out any proper and material direction by the Board of Directors with respect to the services to be rendered by him hereunder or the manner of rendering such services, (iii) Executive’s willful misconduct in the performance of his duties hereunder, (iv) Executive’s commission of an act of fraud, embezzlement or theft or a felony involving moral turpitude, (v) Executive’s use or disclosure of Confidential Information (as defined in Section 10 of this Agreement), other than for the benefit of the Company in the course of rendering services to the Company or (vi) Executive’s engagement in any activity prohibited by Section 11 of this Agreement. For purposes of this Section 7, the Company shall be required to provide Executive a specific written warning with regard to any occurrence of subsections (b)(i), (ii) and (iii) above, which warning shall include a statement of corrective actions and a 30 day period for the Executive to respond to and implement such actions, prior to any termination of employment by the Company pursuant to Section 7(a)(i) above.

          (c)  “Good Reason” shall mean the Company’s material reduction or diminution of Executive’s responsibilities and authority, other than for Cause, without his consent.

     8.     Separation Pay. (a) Subject to Executive’s execution and delivery to the Company of the Company’s standard form of Separation and Release Agreement, the Company shall pay Executive an amount equal to the Separation Pay, Change of Control Separation Pay or Regulatory Event Separation Pay, as applicable and as defined in Section 8(b) below, upon the occurrence of the applicable Separation Event, as defined in Section 8(c) below. Separation Pay, Change of Control Separation Pay and Regulatory Event Separation Pay shall each be payable in accordance with the Company’s payroll policy as constituted from time to time, and shall be subject to withholding of all applicable federal, state and local taxes and any other deductions required by applicable law. In the event of Executive’s death, the Company’s obligation to pay further compensation hereunder shall cease forthwith, except that Executive’s legal representative shall be entitled to receive his fixed compensation for the period up to the last day of the month in which such death shall have occurred.

          (b)(i) “Separation Pay” shall mean a lump sum amount equal to six months of Executive’s then effective salary plus the payment to Executive of an amount equal to his salary in effect at the time of termination of employment, for a period of 12 months thereafter, payable in accordance with the Company’s payroll policy as constituted from time to time.

               (ii)  “Change of Control Separation Pay” shall mean a lump sum amount equal to 24 months of the then effective salary plus two times the then applicable target bonus, which applicable target bonus shall not be less than $250,000.

               (iii)  “Regulatory Event Separation Pay” shall mean:

                    (A)  a lump sum amount equal to three months of the then effective salary, plus

                    (B)  the vesting of options to purchase 150,000 shares of the Company’s Common Stock granted pursuant to Section 4(c) of this Agreement and the extension of Executive’s ability to exercise such options, to expire on the third anniversary of the effectiveness of Executive’s termination of employment pursuant to Section 7(a)(vii) of this Agreement. Executive acknowledges that any options exercised after the date which is 90 days after Executive’s termination of employment with the Company will not be Incentive Stock Options under the Internal Revenue Code.

          (c)  “Separation Event” shall mean:

               (i)  the Company’s termination of Executive’s employment by the Company without Cause, during the Term (a “Separation Event”).

               (ii)  the termination of Executive’s employment by the Executive for Good Reason (a “Separation Event”);

               (iii)  the termination of Executive’s employment by the Company within 60 days of a Change of Control, as defined in Section 8(d), in the absence of an occurrence of an event constituting Cause (a “Change of Control Separation Event”); and

               (iv)  the termination of Executive’s employment by the Executive strictly in accordance with the requirements of Section 7(a)(v) above, in the absence of an occurrence of an event constituting Cause (a “Change of Control Separation Event”).

               (v)  the termination of Executive’s employment by the Company or by the Executive in accordance with Section 7(a)(vii) above, in the absence of an occurrence of an event constituting Cause (a “Regulatory Event Separation Event”).

          (d)  “Change of Control” shall mean that

               (i)  the Company, is merged, consolidated or reorganized into or with another corporation or other legal person (an “Acquiring Person”) or securities of the Company are exchanged for securities of an Acquiring Person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then outstanding securities of the Acquiring Person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of voting stock of the Company immediately prior to such transaction;

               (ii)  the Company, in any transaction or series of related transactions, sells or otherwise transfers all or substantially all of its assets to an Acquiring Person; or

               (iii)  the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing that a change in control of the Company has occurred.

     Notwithstanding the provisions of Section 8(d), unless otherwise determined in a specific case by majority vote of the Board, a Change in Control shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50 percent or more of the voting securities, or (iii) any Company-sponsored employee stock ownership plan, or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of stock of the Company, or because the Company reports that a Change in Control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

     9.     All Business to be Property of the Company; Assignment of Intellectual Property.

          (a)  Executive agrees that any and all presently existing business of the Company and all business developed by him or any other employee of the Company including without limitation all contracts, fees, commissions, compensation, records, customer or client lists, agreements and any other incident of any business developed, earned or carried on by Executive for the Company is and shall be the exclusive property of the Company, and (where applicable) shall be payable directly to the Company.

          (b)  Executive hereby acknowledges that any plan, method, data, know-how, research, information, procedure, development, invention, improvement, modification, discovery, design, process, work of authorship, documentation, formula, technique, trade secret or intellectual property right whatsoever or any interest therein whether patentable or nonpatentable, patents and applications therefor, trademarks and applications therefor or copyrights and applications therefor (herein sometimes collectively referred to as “Intellectual Property”) made, conceived, created, invested, developed, reduced to practice and/or acquired by Executive solely or jointly with others during the Term is the sole and exclusive property of the Company, as work for hire, and that he has no personal right in any such Intellectual Property. Executive hereby grants to the Company (without any separate remuneration or compensation other than that received by him from time to time in the course of his employment) his entire right, title and interest throughout the world in and to, all Intellectual Property, which is made, conceived, created, invested, developed, reduced to practice and/or acquired by him solely or jointly with others during the Term.

     10.     Confidentiality. Executive acknowledges his obligation of confidentiality with respect to all proprietary, confidential and non-public information of the Company, including all Intellectual Property. Executive shall not, either during the Term or thereafter, use for any purpose other than the furtherance of the Company’s business, or disclose to any person other than a person with a need to know such confidential, proprietary or non-public information for the furtherance of the Company’s business who is obligated to maintain the confidentiality of such information, any information concerning any Intellectual Property, or other confidential, proprietary or non-public information of the Company, whether Executive has such information in his memory or such information is embodied in writing or other tangible form. All originals and copies of any of the foregoing, however and whenever produced, shall be the sole property of the Company. Upon the termination of Executive’s employment in any manner or for any reason, Executive shall promptly surrender to the Company all copies of any of the foregoing, together with any documents, materials, data, information and equipment belonging to or relating to the Company’s business and in his possession, custody or control, and Executive shall not thereafter retain or deliver to any other person any of the foregoing or any summary or memorandum thereof.

     11.     Non-Competition Covenant. As the Executive has been granted options to purchase stock in the Company and as such has a financial interest in the success of the Company’s business and as Executive recognizes that the Company would be substantially injured by Executive competing with the Company, Executive agrees and warrants that within the United States, he will not, unless acting with the Company’s express prior written consent, directly or indirectly, while an employee of the Company and during the Non-Competition Period, as defined below, own, operate, join, control, participate in, or be connected as an officer, director, employee, partner, stockholder, consultant or otherwise, with any business or entity which competes with the business of the Company (or its successors or assigns) as such business is now constituted or as it may be constituted at any time during the Term of this Agreement; provided, however, that Executive may own, and exercise rights with respect to, less than one percent of the equity of a publicly traded company. The “Non-Competition Period” shall be a period of one year following termination of employment.

     Executive and the Company are of the belief that the period of time and the area herein specified are reasonable in view of the nature of the business in which the Company is engaged and proposes to engage, the state of its business development and Executive’s knowledge of this business; however, if such period or such area should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as is adjudged to be reasonable.

     12.     Non-Solicitation Agreement. Executive agrees and covenants that he will not, unless acting with the Company’s express written consent, directly or indirectly, during the Term of this Agreement or during the Non-Competition Period (as defined in Section 11 above) solicit, entice or attempt to entice away or interfere in any manner with the Company’s relationships or proposed relationships with any customer, officer, employee, consultant, proposed customer, vendor, supplier, proposed vendor or supplier or person or entity or person providing or proposed to provide research and/or development services to, on behalf of or with the Company.

     13.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given on actual receipt after having been delivered by hand, mailed by first class mail, postage prepaid, or sent by Federal Express or similar overnight delivery services, as follows: (a) if to Executive, at the address shown at the head of this Agreement, or to such other person(s) or address(es) as Executive shall have furnished to the Company in writing, with a copy to Robert B. Macaulay, Esq., Mitrani, Rynor, Adamsky & Macaulay, P.A., One Southeast Third Avenue, Suite 2200, Miami, Florida 33131; and (b) if to the Company, at the address shown at the head of this Agreement, Attention: Chairman of the Board, with a copy to David A. White, Esq., White White & Van Etten, LLP, 55 Cambridge Parkway, Cambridge, Massachusetts 02142, or to such other person(s) or address(es) as the Company shall have furnished to Executive in writing.

     14.     Assignability. In the event of a Change of Control, the terms of this Agreement shall inure to the benefit of, and be assumed by, the Acquiring Person. This Agreement shall not be assignable by Executive, but it shall be binding upon, and to the extent provided in Section 8 shall inure to the benefit of, his heirs, executors, administrators and legal representatives.

     15.     Entire Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and there have been no oral or other prior agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

     16.     Equitable Relief. Executive recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Sections 9, 10, 11 or 12 hereof would be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance. Should Executive engage in any activities prohibited by this Agreement, he agrees to pay over to the Company all compensation, remuneration or monies or property of any sort received in connection with such activities; such payment shall not impair any rights or remedies of the Company or obligations or liabilities of Executive which such parties may have under this Agreement or applicable law.

     17.     Amendments. This Agreement may not be amended, nor shall any change, waiver, modification, consent or discharge be effected except by written instrument executed by the Company and Executive.

     18.     Severability. If any part of any term or provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable to any extent by a court of competent jurisdiction, such circumstances shall in no way affect any other term or provision of this Agreement, the application of such term or provision in any other circumstances, or the validity or enforceability of this Agreement.

     19.     Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof.

     20.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Delaware, without regard to the principles of conflict of laws thereof.

     21.     Resolution of Disputes. With the exception of proceedings for equitable relief brought pursuant to Section 16 of this Agreement, any disputes arising under or in connection with this Agreement including, without limitation, any assertion by any party hereto that the other party has breached any provision of this Agreement, shall be resolved by arbitration, to be conducted in Baltimore, Maryland, in accordance with the rules and procedures of the American Arbitration Association. The parties shall bear equally the cost of such arbitration, excluding attorneys’ fees and disbursements which shall be borne solely by the party incurring the same; provided, however, that if the arbitrator rules in favor of Executive, Company shall be solely responsible for the payment of all costs, fees and expenses (including without limitation Executive’s reasonable attorneys’ fees and disbursements) of such arbitration. The provisions of this Section 21 shall survive the termination for any reason of the Term (whether such termination is by the Company, by Executive or upon the expiration of the Term).

     22.     Indemnification; Insurance. The Executive shall be entitled to liability and expense indemnification and reimbursement to the fullest extent permitted by the Company’s current By-laws and Certificate of Incorporation, whether or not the same are subsequently amended. During the Term, the Company will use commercially reasonable efforts to maintain in effect directors’ and officers’ liability insurance no less favorable to Executive than that in effect as of the date of this Agreement.

     23.     Survival. Sections 8, 9, 10, 11 and 12 shall survive the expiration or earlier termination of this Agreement, for the period and to the extent specified therein.

     IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

NOVAVAX, INC.

[SEAL]
	By:	/s/ Mitchell J. Kelly

	Name: Title:	Mitchell J. Kelly President and Chief Executive Officer

/s/ Nelson M. Sims
Nelson M. Sims